FirstEnergy
                 Executive Incentive Compensation Plan
                                 2000

Purpose
-------

The purpose of the Executive Incentive Compensation Plan (EICP) is to attract, retain and motivate skilled executives; to more closely align the interests of the executives and shareholders; and to promote growth in shareholder value.

Total Compensation Philosophy
-----------------------------

FirstEnergy's total compensation philosophy is based on the following principles:

 .  A "pay-for-performance" orientation under which total compensation reflects corporate, business unit and individual success;
 . A focus on total compensation wherein base salaries and incentives are targeted generally at or near median competitive market levels, with opportunities to achieve total compensation at the 75th percentile level if both corporate and business unit performance are superior;
 . A mix between short-term and long-term compensation opportunities designed to reward both short and long-term strategic results and facilitate executive retention;
 . An escalating proportion of an executive's total compensation opportunity at risk through performance incentives and stock as an executive's level of responsibility increases; and
 . The use of various equity based incentive vehicles to promote FirstEnergy stock ownership and more closely align the interests of executives with the long-term interests of shareholders.

General Eligibility
-------------------

Employees in positions with a standard rate of $88,890 and who report to members of the FirstEnergy Senior Management Committee, regional presidents, consolidated plant managers, nuclear directors, and general office department heads are eligible to participate in this plan.

Plan Components
---------------

The Plan consists of a Short-Term Incentive Program (STIP) for 2000, a Long-Term Incentive Program (LTIP) for the period 2000 - 2002, and a Stock Option Program. Target incentive opportunities for each program are shown in Attachment 1.

                     Short-Term Incentive Program (STIP)
                     -----------------------------------

 Eligibility
 -----------

An employee hired into the executive group must perform the duties of his/her job for a minimum of 1000 regular hours during the year. Thus, new hires must be added during the first half of the year to be eligible for an annual award. Likewise, separation due to retirement, death or disability generally must occur during the second half of the year.

If an employee is promoted into the executive group or reassigned to another position outside the executive group, all hours worked during the year are counted toward the 1000-hour criterion.

Executives must be actively employed as of December 31, 2000 or have separated employment during the year due to retirement, disability, death, or under conditions in which the executive qualifies for and elects benefits under the FirstEnergy Severance Benefits Plan. Thus, an executive who voluntarily resigns or is involuntarily separated for cause is ineligible to receive a short-term award.

Executives must receive or would have received a performance rating of Meets Expectations or above. Thus, an executive with a rating Does Not Meet Expectations is ineligible to receive an annual award.

Also, an executive who voluntarily resigns or has been involuntarily separated for cause between December 31, 2000 and the date that any awards are paid is ineligible to receive and award.

Key Performance Indicators (KPIs)
---------------------------------

Performance goals are allocated between FirstEnergy Financial KPIs and Operational KPIs. FirstEnergy Financial KPIs apply to all executives. Operational KPIs are established for each business group. The weighting of Financial goals and Operational goals varies among executives depending upon their job level.

Award Leverage
--------------

Each goal has a threshold, target and maximum level of achievement. The achievement of Financial KPIs at or above threshold will generate a payout from 50% to 200% of the target award. The achievement of Operational KPIs at or above threshold will generate a payout from 50% to 150% of target. Results achieved between threshold and target, and target and maximum, will be interpolated.

Award Payments
--------------

Annual awards will be paid in March 2001. If an executive meets the eligibility criteria and works in an executive position for less than the full performance year, his/her annual award will be prorated to reflect the number of months that he/she has worked in an eligible position.

If an executive changes his/her job within the executive group or is reassigned to another position outside the executive group during the plan year, the executive's total annual incentive award will be the sum of the prorated awards earned in each position and incentive plan.

Plan participants may elect to defer the receipt of any STIP award under the terms of the Executive Deferred Compensation Plan.

Shareowner and Customer Protection
----------------------------------

Short-term incentive awards will not be paid unless all of the following shareowner and customer protection measures are met:

 . FirstEnergy common stock dividends paid during the plan year are greater than or equal to the previous year-end annualized rate;

 . Total earnings exceed the amount of dividends paid plus the maximum annual awards from all incentive plans; and

 . The rate freeze as contained in each operating company's rate stabilization and area development program remains in effect

Discretionary Incentive
-----------------------

There may be instances where an executive has demonstrated extraordinary responsiveness to an unforeseen circumstance or has had a unique accomplishment of substantial importance which may not be properly recognized in the normal award process. In these cases, FirstEnergy (the Compensation Committee of the Board of Directors in the case of a member of the Senior Management Committee), in its sole discretion, may grant a special incentive award to the executive.


                      Long-Term Incentive Program (LTIP)
                      ----------------------------------

Eligibility
-----------

Employees who are classified as an executive as of January 1, 2000 are eligible. An employee who is hired or promoted into the executive group during the initial year of the performance cycle will not be eligible for the LTIP until the following performance cycle.

An executive must work at least one year in an eligible position during the three-year plan cycle to be eligible for an award. Thus, an executive who separates for any reason during 2000 will be ineligible to receive a long-term award from the 2000 program.

An executive must be actively employed as of December 31, 2002, or have separated due to retirement, disability or death; or under conditions in which the executive qualifies for and elects benefits under the FirstEnergy Severance Benefits Plan between December 31, 2000 and the award payment date. Thus, an executive who voluntarily resigns or who is involuntarily separated for cause during this time frame will be ineligible to receive an LTIP award.

Performance Shares
------------------

On January 1, 2000, each executive's target long-term award will be converted into hypothetical "Performance Shares" of FirstEnergy common stock based on the average of the high and low stock prices of the common stock on the last trading day in 1999. These shares are placed into a Performance Share Account for three years (2000 - 2002).

During the 2000 - 2002 performance period, dividend equivalents will be converted into additional shares based on the closing stock price on the date the dividends are paid. At the end of the three-year performance period, the executive's account will be valued based on the average of the high and low prices on the last trading day in December 2002.

The value may be adjusted upward or downward based upon the total shareholder return of FirstEnergy common stock relative to an energy services company index during this three-year period. If the total shareholder return ranking is below the 61st percentile, no long-term award will be paid. If the total shareholder return rating is in the top 15%, the award payout will be 150% of the account value. Award payouts for a ranking between the 60th and 15th percentile will be interpolated between 50% and 150%. The purpose of this award structure is to strengthen the linkage between an executive's total compensation and the long-term growth of shareholder value.

Attachment 2 is an illustration of the Long-Term Incentive Program award table.

Award Payments
--------------

Awards for the 2000 - 2002 cycle will be paid in March 2003.

If an executive meets the eligibility criteria and is no longer employed in an executive position, his/her original long-term target award will be prorated to reflect the number of months worked in an eligible position during the performance cycle.

Plan participants may elect to defer the receipt of any LTIP award under the provisions of the Executive Deferred Compensation Plan.

                      Stock Option Program
                      --------------------

In 2000, eligible employees will receive stock option grants that will allow them to purchase a specified number of common stock shares at a fixed grant price over a defined period of time. Specific details about the program and the number of stock options granted will be communicated to recipients at the time of the grant.

                              Terms
                              -----

For the purposes of this Plan, the term FirstEnergy is defined as FirstEnergy Corp. and all of its operating companies to which this Plan has been extended. The term "Company" refers to FirstEnergy Corp. or its operating companies individually, as appropriate.

Each employee's rights under the Plan are at all times governed by the official text of the Executive and Directors Incentive Compensation Plan Document and are in no way altered or modified by the contents of this summary.

Each executive may, at any time, designate one or more persons as the executive's primary or contingent beneficiary(ies) to whom awards earned under this Plan shall be paid in the event of the executive's death prior to payment of such awards to the executive. In the absence of an effective beneficiary designation, or if all beneficiaries predecease the executive, the executive's designated beneficiary shall be the person in the first of the following classes in which there is a survivor: the executive's surviving spouse; the executive's estate.

Right to Modify or Terminate Plan
---------------------------------

This Plan may be amended or terminated at any time with or without notice by the Compensation Committee of the Board of Directors of FirstEnergy. The Plan may change from year to year or even be discontinued in the future. If it is determined that significant unusual events occurred that impacted the FirstEnergy's reported earnings but do not truly reflect the achieved operating results of the FirstEnergy, then the Compensation Committee may, in its sole discretion, increase or decrease the amount of any awards determined by this Plan or even determine that no awards will be paid. Not withstanding, the Committee shall have no authority to adjust upwards the amount payable to a Covered Employee with respect to a particular Award, to take any of the foregoing actions or to take any other action to the extent that such action or the Committee's ability to take such action would cause any Award under the Plan to any Covered Employee to fail to qualify as "performance-based compensation" within the meaning of Code Section 162(m)(4) and the regulations issued thereunder.

No Guarantee of Future Employment
---------------------------------

Nothing in this Plan shall be construed as giving any participant the right to be retained in the employ of any Company, nor shall any Company be required, by virtue of the existence of this Plan, to maintain the employment of any participant through any specified date.

No Funded Trust
---------------

All awards paid under this Plan shall at all times constitute general unsecured liabilities of any Company, payable out of its own general assets. In no event shall any Company be obliged to reserve any funds or assets to secure the payment of such amounts and nothing contained in the Plan shall confer upon any participant the right, title or interest of any assets of any Company.

Administration
--------------

The Plan is administered by the Human Resources Department.